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                                                                   Exhibit 99(1)



MARRIOTT INTERNATIONAL COMPLETES SALE OF 29 SENIOR LIVING COMMUNITIES, WILL CONTINUE OPERATING THE COMMUNITIES UNDER LONG-TERM AGREEMENTS

     WASHINGTON, D.C., June 24, 1997--Marriott International, Inc. (MAR / NYSE) today announced it has completed the sale of 29 of its senior living communities to Host Marriott Corporation (HMT / NYSE). Host Marriott purchased all of the common stock of Forum Group, Inc., the owner of the communities, from Marriott International. Marriott Senior Living Services will continue to operate these communities under long-term agreements. The aggregate sales value to Marriott, comprised of cash, notes from Host Marriott, and Marriott's share of outstanding debt of Forum Group, Inc., is approximately $540 million, including approximately $87 million to be received as expansions at certain communities are completed.

     Over the next decade, it is estimated that the number of Americans age 85 and older will increase by more than 40 percent, while those age 75 and older will grow by over 25 percent. These strong demographic trends make senior living services an attractive growth business for Marriott, said William J. Shaw, president and chief operating officer of Marriott International. According to Mr. Shaw, Marriott Senior Living Services expects to operate over 200 communities by the year 2000. Marriott Senior Living Services now provides housing, food service, social activities and skilled nursing care to seniors at 79 communities totaling more than 15,700 living units in 21 states and is the largest operator of quality-tier senior housing in the United States. Marriott facilities for seniors include Brighton Gardens and National Guest Homes assisted living communities, as well as independent full-service and lifecare communities.

     The 29 communities in the transaction are located in 11 states and will include approximately 6,300 living units. After closing, Marriott expects to complete the addition of approximately 900 suites or nursing care beds at certain of the communities.


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     MARRIOTT INTERNATIONAL, INC. is the world's leading hospitality company, with over 4,800 operating units in the United States and 50 other countries and territories. Major businesses include hotels operated and franchised under the Marriott, Ritz-Carlton, Courtyard, Fairfield, Residence Inn, TownePlace Suites, Executive Residences, Renaissance, New World and Ramada International brands; vacation ownership resorts; food service and facilities management for clients in business, education and health care; senior living communities and services; and food service distribution. The company is headquartered in Washington, D.C. and has approximately 225,000 employees. For its 1996 fiscal year, Marriott International reported total sales of $10.2 billion.

     Note: This press release contains "forward-looking statements" within the meaning of federal securities law. These forward-looking statements include, among others, statements concerning the number of senior living communities and units expected to be added in future years; business strategies and their anticipated results; demographic trends in the United States; and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties which could cause actual results to differ materially from those expressed in or implied by those statements, including competition within the senior living industry, the balance between supply of and demand for senior living accommodations, the Company's continued ability to obtain new operating contracts on current terms, the Company's relations with current and potential retirement community owners, the effect of national and regional economic conditions, receipt of governmental approvals required to construct planned expansions to existing communities, the availability of capital to fund such expansions, and other risks described from time to time in the Company's filings with the Securities and Exchange Commission.


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Contact: Tom Marder, 301/380-2553